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                                                                      Exhibit 11

                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                        Computation of Earnings per Share

                For the years ended March 31, 1996, 1995 and 1994

                                              1996             1995             1994
                                              ----             ----             ----
Primary:
Weighted average shares outstanding         2,415,970        2,346,487        2,215,778

Net effect of dilutive stock options
based on the treasury stock method
using the average market price                 77,781          122,661          150,692

Total                                       2,493,751        2,469,148        2,366,470

Net earnings                               $2,077,621       $2,773,144       $2,498,578

Earnings per common and common
equivalent share                           $     0.83       $     1.12       $     1.06

Fully Diluted:

Weighted average shares outstanding         2,415,570        2,346,487        2,215,778

Net effect of dilutive stock options
based on the treasury stock method
using the period end price                     85,198          130,325          186,579

Total                                       2,500,768        2,476,812        2,402,357

Net earnings                               $2,077,621       $2,773,144       $2,498,578

Earnings per common and common
equivalent share                           $     0.83       $     1.12       $     1.04